UNDER ARMOUR REPORTS FIRST QUARTER 2021 RESULTS;
RAISES FULL YEAR OUTLOOK
BALTIMORE, May 4, 2021 – Under Armour, Inc. (NYSE: UA, UAA) today announced unaudited financial results for the first quarter ended March 31, 2021. The company reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This press release refers to “currency neutral” and “adjusted” amounts, which are non-GAAP financial measures described below under the “Non-GAAP Financial Information” paragraph. References to adjusted financial measures exclude the impact of the company’s 2020 restructuring plan and related impairment charges, impairments associated with certain long-lived assets and goodwill and related tax effects, and with respect to certain measures, the non-cash amortization of debt discount on the company’s convertible debt, and related tax effects. The reconciliation of non-GAAP amounts to the most directly comparable financial measure calculated according to GAAP is presented in supplemental financial information furnished with this release. All per share amounts are reported on a diluted basis.

“Under Armour is off to an excellent start for the year. Our first-quarter results demonstrate that our improved operating model and investments we’re making to amplify our connection with consumers are enabling us to deliver against strong demand for our brand.” said Under Armour President and CEO Patrik Frisk. “Additionally, with a solid balance sheet and well-managed inventory, we’re confident in our ability to drive well through 2021 as we get back on offense and make measured progress to returning to sustainable, profitable growth over the long-term.”

First Quarter 2021 Review

•Revenue was up 35 percent to $1.3 billion (up 32 percent currency neutral) compared to the prior year.
–Wholesale revenue increased 35 percent to $800 million and direct-to-consumer revenue increased 54 percent to $437 million, driven by 69 percent growth in eCommerce.
–North America revenue increased 32 percent to $806 million and international revenue increased 58 percent to $452 million (up 50 percent currency neutral). Within the international business, revenue increased 41 percent in EMEA (up 33 percent currency neutral), increased 120 percent in Asia-Pacific (up 107 percent currency neutral), and decreased 9 percent in Latin America (down 7 percent currency neutral).
–Apparel revenue increased 35 percent to $810 million. Footwear revenue increased 47 percent to $309 million. Accessories revenue increased 73 percent to $117 million.
•Gross margin increased 370 basis points to 50.0 percent compared to the prior year, driven primarily by benefits from pricing, supply chain initiatives, and channel mix.
•Selling, general & administrative expenses decreased 7 percent to $515 million primarily due to lower legal and marketing costs than the prior year.
•Restructuring and impairment charges were $7 million.
•Operating income was $107 million. Adjusted operating income was $114 million.
•Net income was $78 million. Adjusted net income was $75 million.
•Diluted earnings per share was $0.17. Adjusted diluted earnings per share was $0.16.
•Inventory was down 9 percent to $852 million.
•Cash and Cash Equivalents was $1.3 billion at the end of the quarter, and no borrowings were outstanding under the company's $1.1 billion revolving credit facility.

Updated 2021 Outlook

Key points related to Under Armour’s full-year 2021 outlook include:

•Revenue is now expected to be up at a high-teen percentage rate compared to the previous expectation of a high-single-digit percentage rate increase, reflecting a high-teen percentage growth rate in North America and low thirties percentage growth rate in the international business.
•Gross margin is now expected to be up approximately 50 basis points compared to the previous expectation of 'up slightly', versus the prior year adjusted gross margin of 48.6 percent with benefits from pricing and supply chain efficiency, being largely offset by the sale of MyFitnessPal, which carried a high gross margin rate.
•Operating income is now expected to reach approximately $105 million to $115 million compared to the previous range of $5 million to $25 million. Excluding the impact of restructuring efforts, adjusted operating income is expected to reach $230 million to $240 million compared to the previous expectation of $130 million to $150 million.
•Diluted loss per share is now expected to be about $0.02 to $0.04 compared to the previous expectation of a diluted loss per share of $0.18 to $0.20 and adjusted diluted earnings per share is expected to be in the range of $0.28 to $0.30 compared to the previous expectation of adjusted diluted earnings per share in the range of $0.12 to $0.14.

2020 Restructuring Plan

In April 2020, Under Armour announced a restructuring plan designed to rebalance its cost base to improve profitability and cash flow. Of the estimated $550 million to $600 million restructuring plan range, the company has recognized $480 million of pre-tax charges, including $7 million in the first quarter of 2021. Of the $480 million recognized, there has been $126 million in cash-related charges and $354 million in non-cash-related charges. The company expects to realize approximately $35 million to $40 million in charges related to this plan in the second quarter.

COVID-19 Update

Under Armour remains focused on protecting teammate and consumer health and safety while working with its suppliers, partners, and customers to navigate potential disruptions. Given continued uncertainty related to COVID-19, there could be potential material impacts on its full-year business results in 2021.

Conference Call and Webcast

Under Armour will hold its first quarter conference call and webcast today at approximately 8:30 a.m. Eastern Time. The call will be webcast live at https://about.underarmour.com/investor-relations/financials and will be archived and available for replay about three hours after the live event.

Non-GAAP Financial Information

This press release refers to “currency neutral” and “adjusted” results as well as “adjusted” forward-looking estimates of the company’s fiscal 2021 outlook. Currency-neutral financial information is calculated to exclude the impact of changes in foreign currency exchange rates. Management believes this information is helpful to investors to compare the company’s results of operations period-over-period. Adjusted financial measures exclude the impact of the company’s 2020 restructuring plan and related impairment charges, impairments associated with certain long-lived assets and goodwill, and related tax effects. Management believes this information is useful to investors because it enhances visibility into its actual underlying results, excluding these impacts. Adjusted interest expense, adjusted other expense, adjusted net income (loss) and adjusted diluted income (loss) per share exclude the non-cash amortization of debt discount on the company’s convertible senior notes. Management believes the non-cash portion of the interest expense, which represents the accretion of the bifurcated equity component of the convertible senior notes’ conversion option, is not core to the company’s operations given the intent and ability to settle in shares of the company’s Class C common stock. These supplemental non-GAAP financial measures should not be considered in isolation and should be contemplated in addition to, and not as an alternative for, the company’s reported results prepared per GAAP. Additionally, the company’s non-GAAP financial information may not be comparable to similarly titled measures reported by other companies.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Designed to empower human performance, Under Armour’s innovative products and experiences are engineered to make athletes better. For further information, please visit http://about.underarmour.com.
Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the impact of the COVID-19 pandemic on our business and results of operations, our plans to reduce our operating expenses, anticipated charges and restructuring costs, projected savings related to our restructuring plans and the timing thereof, the development and introduction of new products, the implementation of our marketing and branding strategies, and the future benefits and opportunities from significant investments. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions, and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance, or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: the impact of the COVID-19 pandemic on our industry and our business, financial condition and results of operations; changes in general economic or market conditions that could affect overall consumer spending or our industry; increased competition causing us to lose market share or reduce the prices of our products or to increase significantly our marketing efforts; fluctuations in the costs of raw materials and commodities we use in our products and our supply chain; changes to the financial health of our customers; our ability to successfully execute our long-term strategies; our ability to effectively drive operational efficiency in our business and successfully execute any restructuring plans and realize their expected benefits; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer shopping preferences and consumer demand for our products and manage our inventory in response to changing demands; loss of key customers, suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to further expand our business globally and to drive brand awareness and consumer acceptance of our products in other countries; our ability to manage the increasingly complex operations of our global business; our ability to successfully manage or realize expected results from significant transactions and investments; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of information systems and other technology, as well as any potential interruption of such systems or technology; any disruptions, delays or deficiencies in the design, implementation or application of our global operating and financial reporting information technology system; our ability to attract key talent and retain the services of our senior management and key employees; our ability to access capital and financing required to manage our business on terms acceptable to us; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; risks related to foreign currency exchange rate fluctuations; our ability to comply with existing trade and other regulations, and the potential impact of new trade, tariff and tax regulations on our profitability; risks related to data security or privacy breaches; and our potential exposure to litigation and other proceedings. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

# # #

Under Armour Contacts:
Lance Allega	Blake Simpson
SVP, Investor Relations & Corporate Development	SVP, Global Communications, Community Impact & Events
(410) 246-6810	(443) 630-9959

Under Armour, Inc.
For the Three Months Ended March 31, 2021 and 2020
(Unaudited; in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2021	% of Net Revenues	2020	% of Net Revenues
Net revenues	$1,257,195	100.0%	$930,240	100.0%
Cost of goods sold	628,554	50.0%	499,256	53.7%
Gross profit	628,641	50.0%	430,984	46.3%
Selling, general and administrative expenses	514,638	40.9%	552,701	59.4%
Restructuring and impairment charges	7,113	0.6%	436,463	46.9%
Income (loss) from operations	106,890	8.5%	(558,180)	(60.0)%
Interest expense, net	(14,137)	(1.1)%	(5,960)	(0.6)%
Other income (expense), net	(7,180)	(0.6)%	1,534	0.2%
Income (loss) before income taxes	85,573	6.8%	(562,606)	(60.5)%
Income tax expense	9,881	0.8%	21,547	2.3%
Income (loss) from equity method investments	2,060	0.2%	(5,528)	(0.6)%
Net income (loss)	$77,752	6.2%	$(589,681)	(63.4)%

Basic net income (loss) per share of Class A, B and C common stock	$0.17		$(1.30)
Diluted net income (loss) per share of Class A, B and C common stock	$0.17		$(1.30)
Weighted average common shares outstanding Class A, B and C common stock
Basic	456,014		452,871
Diluted	459,226		452,871

Under Armour, Inc.
For the Three Months Ended March 31, 2021 and 2020
(Unaudited; in thousands)
NET REVENUES BY PRODUCT CATEGORY

	Three Months Ended March 31,
in '000s	2021	2020	% Change
Apparel	$810,041	$598,287	35.4%
Footwear	309,047	209,688	47.4%
Accessories	117,396	67,748	73.3%
Total net sales	1,236,484	875,723	41.2%
Licensing revenues	21,657	19,935	8.6%
Corporate Other (1)	(946)	34,582	(102.7)%
Total net revenues	$1,257,195	$930,240	35.1%
NET REVENUES BY SEGMENT

	Three Months Ended March 31,
in '000s	2021	2020	% Change
North America	$805,727	$608,980	32.3%
EMEA	193,883	137,904	40.6%
Asia-Pacific	210,220	95,686	119.7%
Latin America	48,311	53,088	(9.0)%
Corporate Other (1)	(946)	34,582	(102.7)%
Total net revenues	$1,257,195	$930,240	35.1%
INCOME (LOSS) FROM OPERATIONS

	Three Months Ended March 31,
in '000s	2021	% of Net Revenues (2)	2020	% of Net Revenues (2)
North America	$210,562	26.1%	$(3,773)	(0.6)%
EMEA	26,686	13.8%	3,704	2.7%
Asia-Pacific	46,513	22.1%	(36,841)	(38.5)%
Latin America	1,457	3.0%	(48,184)	(90.8)%
Corporate Other	(178,328)	NM	(473,086)	NM
Income (loss) from operations	$106,890	8.5%	$(558,180)	(60.0)%
(1) Prior to Fiscal 2021, the Company's Connected Fitness segment was discretely disclosed, however, effective January 1, 2021 Corporate Other now includes the remaining Connected Fitness business consisting of MapMyRun for Fiscal 2021, and the entire Connected Fitness including MyFitnessPal for Fiscal 2020. All prior period balances were recast to conform to the current period presentation. Such reclassifications did not affect total consolidated net revenues, consolidated income from operations or consolidated net income. Corporate Other primarily includes foreign currency hedge gains and losses related to revenues generated by entities within the Company’s operating segments but managed through the Company’s central foreign exchange risk management program.
(2) Operating income (loss) percentage is calculated based on total segment net revenues. Additionally, the operating income (loss) percentage for Corporate Other is not presented as a meaningful metric (NM).

Under Armour, Inc.
As of March 31, 2021, December 31, 2020 and March 31, 2020
(Unaudited; in thousands)
CONDENSED CONSOLIDATED BALANCE SHEETS

in '000s	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Current assets
Cash and cash equivalents	$1,348,737	$1,517,361	$959,318
Accounts receivable, net	696,287	527,340	668,409
Inventories	851,829	895,974	940,236
Prepaid expenses and other current assets, net	260,865	282,300	300,044
Total current assets	3,157,718	3,222,975	2,868,007
Property and equipment, net	632,307	658,678	726,568
Operating lease right-of-use assets	511,130	536,660	583,418
Goodwill	497,970	502,214	485,672
Intangible assets, net	12,548	13,295	40,490
Deferred income taxes	23,796	23,930	39,576
Other long term assets	78,827	72,876	93,844
Total assets	$4,914,296	$5,030,628	$4,837,575
Liabilities and Stockholders’ Equity
Revolving credit facility, current	$—	$—	$600,000
Accounts payable	490,860	575,954	417,397
Accrued expenses	311,905	378,859	267,115
Customer refund liabilities	191,979	203,399	208,172
Operating lease liabilities	160,918	162,561	129,758
Other current liabilities	78,655	92,503	69,060
Total current liabilities	1,234,317	1,413,276	1,691,502
Long term debt, net of current maturities	1,009,951	1,003,556	593,281
Operating lease liabilities, non-current	801,292	839,414	913,754
Other long term liabilities	98,537	98,389	88,858
Total liabilities	3,144,097	3,354,635	3,287,395
Total stockholders’ equity	1,770,199	1,675,993	1,550,180
Total liabilities and stockholders’ equity	$4,914,296	$5,030,628	$4,837,575

Under Armour, Inc.
For the Three Months Ended March 31, 2021 and 2020
(Unaudited; in thousands)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
in '000s	2021	2020
Cash flows from operating activities
Net income (loss)	$77,752	$(589,681)
Adjustments to reconcile net income (loss) to net cash used in operating activities
Depreciation and amortization	35,512	48,565
Unrealized foreign currency exchange rate gain (loss)	14,702	12,976
Loss on disposal of property and equipment	575	129
Impairment charges	5,601	437,517
Amortization of bond premium	5,273	63
Stock-based compensation	10,372	10,465
Deferred income taxes	(9)	23,253
Changes in reserves and allowances	(9,262)	10,130
Changes in operating assets and liabilities:
Accounts receivable	(170,493)	27,596
Inventories	49,246	(59,701)
Prepaid expenses and other assets	22,295	27,153
Other non-current assets	19,467	(336,357)
Accounts payable	(80,092)	(192,651)
Accrued expenses and other liabilities	(121,841)	226,315
Customer refund liabilities	(10,949)	(8,334)
Income taxes payable and receivable	1,263	(4,150)
Net cash provided by (used in) operating activities	(150,588)	(366,712)
Cash flows from investing activities
Purchases of property and equipment	(8,465)	(31,498)
Sale of property and equipment	561	—
Purchase of businesses	—	(37,343)
Net cash used in investing activities	(7,904)	(68,841)
Cash flows from financing activities
Proceeds from long term debt and revolving credit facility	—	700,000
Payments on long term debt and revolving credit facility	—	(100,000)
Employee taxes paid for shares withheld for income taxes	(4,301)	(2,732)
Proceeds from exercise of stock options and other stock issuances	858	1,649
Other financing fees	—	35
Net cash provided by (used in) financing activities	(3,443)	598,952
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6,900)	8,761
Net increase in (decrease in) cash, cash equivalents and restricted cash	(168,835)	172,160
Cash, cash equivalents and restricted cash
Beginning of period	1,528,515	796,008
End of period	$1,359,680	$968,168

Under Armour, Inc.

For the Three Months Ended March 31, 2021
(Unaudited)

The table below presents the reconciliation of net revenue growth (decline) calculated according to GAAP to currency neutral net revenue a non-GAAP measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.
CURRENCY NEUTRAL NET REVENUE GROWTH (DECLINE) RECONCILIATION

Three months ended March 31, 2021
Total Net Revenue
Net revenue growth - GAAP	35.1%
Foreign exchange impact	(2.6)%
Currency neutral net revenue growth - Non-GAAP	32.5%

North America
Net revenue growth - GAAP	32.3%
Foreign exchange impact	(0.5)%
Currency neutral net revenue growth - Non-GAAP	31.8%

EMEA
Net revenue growth - GAAP	40.6%
Foreign exchange impact	(7.4)%
Currency neutral net revenue growth - Non-GAAP	33.2%

Asia-Pacific
Net revenue growth - GAAP	119.7%
Foreign exchange impact	(13.0)%
Currency neutral net revenue growth - Non-GAAP	106.7%

Latin America
Net revenue decline - GAAP	(9.0)%
Foreign exchange impact	1.7%
Currency neutral net revenue decline - Non-GAAP	(7.3)%

Total International
Net revenue growth - GAAP	57.8%
Foreign exchange impact	(7.6)%
Currency neutral net revenue growth - Non-GAAP	50.2%

Under Armour, Inc.
For the Three Months Ended March 31, 2021
(Unaudited, in thousands, except per share)

The tables below present the reconciliation of the Company's condensed consolidated statement of operations presented in accordance with GAAP to certain adjusted non-GAAP financial measures discussed in this press release. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

ADJUSTED OPERATING INCOME RECONCILIATION

in '000s	Three months ended March 31, 2021
GAAP Income from operations	$106,890
Add: Impact of restructuring and impairment charges	7,113
Adjusted income from operations	$114,003

ADJUSTED NET INCOME RECONCILIATION

in '000s	Three months ended March 31, 2021
GAAP Net income	$77,752
Add: Impact of restructuring and impairment charges	7,113
Add: Impact of amortization of debt discount	5,210
Add: Impact of provision for income taxes	(15,492)
Adjusted net income	$74,583

ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

Three months ended March 31, 2021
GAAP Diluted net income per share	$0.17
Add: Impact of restructuring and impairment charges	0.02
Add: Impact of amortization of debt discount	0.01
Add: Impact of provision for income taxes	(0.04)
Adjusted diluted income per share	$0.16

Under Armour, Inc.
Outlook for the Three Months Ended June 30, 2021 and Year Ended December 31, 2021
(Unaudited; in millions, except per share amounts)

The table below presents the reconciliation of the Company's fiscal 2021 outlook for income from operations calculated in accordance with GAAP to adjusted operating income, which is a non-GAAP financial measure. See "Non-GAAP Financial Information" above for further information regarding the Company's use of non-GAAP financial measures.

ADJUSTED OPERATING INCOME RECONCILIATION

(in millions)	Three Months Ended June 30, 2021		Year Ended December 31, 2021
	Low end of estimate	High end of estimate	Low end of estimate	High end of estimate
GAAP Income (loss) from operations	$5	$5	$105	$115
Add: Estimated impact of restructuring and impairment charges (1)	35	40	125	125
Adjusted income (loss) from operations	$40	$45	$230	$240

ADJUSTED OPERATING MARGIN RECONCILIATION

	Year Ended December 31, 2021
	Low end of estimate	High end of estimate
GAAP Operating margin	2.0%	2.2%
Add: Estimated impact of restructuring and impairment charges (1)	2.4%	2.3%
Adjusted operating margin	4.4%	4.5%

ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION

	Year Ended December 31, 2021
	Low end of estimate	High end of estimate
GAAP Diluted net income (loss) per share	$(0.04)	$(0.02)
Add: Impact of restructuring and related impairment charges (1)	0.27	0.27
Add: Impact of amortization of debt discount	0.05	0.05
Adjusted diluted income per share	$0.28	$0.30

(1) Under the Company’s 2020 restructuring plan’s approved range of $550 million to $600 million in restructuring and impairment charges, the impact of total charges to be realized in fiscal 2021 assumes the high-end of an estimated $77 million to $127 million range.

In connection with the Company’s first quarter conference call and webcast, the Company will discuss its projected adjusted diluted earnings per share for the three months ended June 30, 2021 and the full year ended December 31, 2021. As a result of restructuring expenses incurred in fiscal year 2021, in connection with the 2020 restructuring plan, the United States and certain other foreign jurisdictions, are considered loss jurisdictions for fiscal year 2021. These jurisdictions are accounted for discretely and excluded from the annual effective tax rate computation for purposes of computing the interim tax provision and a separate annual effective rate is calculated for each of these jurisdictions and applied against their respective year-to-date ordinary income or loss each quarter. As a result, the income tax expense for the three months ended June 30, 2021, is subject to significant variability based on the actual quarterly pre-tax results, and a meaningful estimated range of GAAP-based income tax expense cannot be provided. Given this variability, there is substantial uncertainty associated with accurately projecting the Company’s GAAP-based income tax expense and GAAP-based diluted earnings per share for the three months ended June 30, 2021. Alternatively, Adjusted income tax expense includes all global jurisdictions in the annual effective tax rate mitigating significant quarterly variability. Therefore, a reconciliation to the Company’s adjusted diluted earnings per share for the three months ended June 30, 2021 has not been provided, as the Company believes the reconciliation is not meaningful.

The Company’s net income for the three months ended June 30, 2021, is expected to be impacted by approximately $35 to $40 million of restructuring and impairment charges, and approximately $5 million of non-cash amortization of debt discount on its convertible debt, both of which are excluded for purposes of calculating adjusted net income.

Under Armour, Inc.
As of March 31, 2021 and 2020
BRAND HOUSE AND FACTORY HOUSE DOOR COUNT

	March 31,
	2021	2020
Factory House	176	169
Brand House	16	19
North America total doors	192	188

Factory House	136	113
Brand House	98	122
International total doors	234	235

Factory House	312	282
Brand House	114	141
Total doors	426	423